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Exhibit 99.1

        State of New York Finds PayPal Is Not Engaged in Banking

PayPal Also Announces It Is On Track to Meet Previous Estimates of Second-Quarter Results

        MOUNTAIN VIEW, Calif., June 12, 2002—PayPal, Inc. (Nasdaq: PYPL), the Internet payment service, today announced that on June 7, 2002 the company received a letter from the New York Banking Department stating that the Department has concluded, based on its review of PayPal's business model and the relationship between PayPal and its customers created by the PayPal User Agreement, that PayPal is not currently engaged in illegal banking. The Department also encouraged PayPal to submit an application to obtain a New York money transmitter license as soon as practicable. The company expects to submit an application by the end of the month.

Company On Track to Meet Previous Estimates

        PayPal also announced today that it is on track to meet or slightly exceed previously announced estimates of results for the quarter ending June 30, 2002.

        PayPal estimates second quarter 2002 revenues could range from $53 million to $54 million, up from initial guidance of $52 million to $53 million provided on April 17, 2002. The company further estimates that pre-tax net income for the second quarter could range from $0.0 million to $0.5 million, or $0.00 to $0.01 per diluted share, based on diluted shares of 64 million to 65 million projected for the quarter. Excluding non-cash expenses related to stock-based compensation and a one-time charge resulting from PayPal's exiting of leased facilities in Palo Alto, California, the company estimates that after-tax net income for the second quarter could range from $5.5 million to $5.8 million, or $0.08 to $0.09 per diluted share. This estimate is based on diluted shares of 64 million to 65 million, and an assumed tax rate of 38%, and represents an increase from the initial guidance of $0.07 to $0.08 per diluted share, excluding the same items. PayPal estimates that for the three months ending June 30, 2002, non-cash expenses related to stock-based compensation could range from $3.3 million to $3.5 million, and the one-time charge resulting from the exiting of leased facilities could range from $5.1 million to $5.5 million. Additionally, PayPal estimates that its total payment volume for the three months ending June 30, 2002 could range from $1.61 billion to $1.63 billion.

        PayPal estimates that for the fiscal year ending December 31, 2002, revenues could range from $222 million to $230 million, compared to initial guidance of $220 million to $230 million. The company estimates that pre-tax net income for the year could range from $14 million to $19 million, or $0.23 to $0.30 per diluted share, based on diluted shares of 63 million to 64 million projected for the year. Excluding non-cash expenses related to stock-based compensation, amortization of intangibles and the one-time charge from the exiting of leased facilities, the company estimates that after-tax net income for the year could range from $22 million to $24 million, or $0.35 to $0.37 per diluted share. This estimate is based on diluted shares of 63 million to 64 million, and an assumed tax rate of 38%, and represents an increase from the initial guidance of $0.34 to $0.36 per diluted share, excluding the same items. PayPal estimates that for the year ending December 31, 2002, non-cash expenses related to stock-based compensation could range from $13.5 million to $14.3 million, amortization of intangibles of $0.9 million, and the one-time charge resulting from the exiting of leased facilities could range from $5.1 million to $5.5 million. Additionally, PayPal estimates that its total payment volume for the year ending December 31, 2002 could range from $6.55 billion to $6.75 billion.

About PayPal

        PayPal enables any business or consumer with email to send and receive Internet payments securely, conveniently and cost-effectively. PayPal's account-based network builds on the existing financial infrastructure of bank accounts and credit cards to create a global payment system.

        Based in Mountain View, California, PayPal is available to users in 38 countries including the United States. Further information about the company can be found at www.paypal.com.

Forward Looking Statements

        This press release contains forward-looking statements, including statements about PayPal's expected revenue and earnings for the current quarter and fiscal year. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, the unproven long-term viability of the market for online payment mechanisms, PayPal's ability to compete with other payment systems, the risk of loss due to fraud and disputes between senders and recipients, and the fact that PayPal's status under state, federal and international financial services regulation is unclear. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. PayPal's filings with the Securities and Exchange Commission, including PayPal's Annual Report on Form 10-K for the year ended December 31, 2001 and PayPal's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, include more information about factors that could affect the company's financial results.

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  Exhibit 99.1